SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934


                        Paracelsus Healthcare Corporation
                        ---------------------------------
                                (Name of Issuer)

                     Common Stock, no stated value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    698891108
                       ------------------------------------
                      (CUSIP Number of Class of Securities)

                                Thomas E. Siegler
                     c/o Donaldson, Lufkin & Jenrette, Inc.
                                 277 Park Avenue
                            New York, New York 10172
                                 (212) 892-3000
             --------------------------------------------------------
            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)

                                 August 16, 1996
                           ----------------------------
                          (Date of Event which Requires
                            Filing of this Statement)

                  If the  filing  person has  previously  filed a  statement  on
         Schedule  13G to report the  acquisition  which is the  subject of this
         Schedule 13D, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

                  Check the following box if a fee is being paid with this
         Statement:  |X|

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       DLJ Venture Capital Fund II, L.P.
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       SC
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       37,606
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   37,606 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       Less than 0.1% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       PN
================================================================================


                               Page 2 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       DLJ Fund Associates II
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       New York
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY
         OWNED BY      8.  SHARED VOTING POWER
           EACH
        REPORTING                      0
       PERSON WITH
                       ---------------------------------------------------------
                       9.  SOLE DISPOSITIVE POWER

                                       37,606
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   37,606 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       Less than 0.1% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       PN
================================================================================


                               Page 3 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Sprout Growth, L.P.
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       SC
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARES VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       773,909
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   773,909 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       1.4% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       PN
================================================================================


                               Page 4 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       DLJ Growth Associates
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       SC
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       New York
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARES VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                        9. SOLE DISPOSITIVE POWER

                                       773,909
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   773,909 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       1.4% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       PN
================================================================================


                               Page 5 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Sprout Capital VI, L.P.
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       SC
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                        9. SOLE DISPOSITIVE POWER

                                       1,170,109
                        --------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,170,109 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       2.1% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       PN
================================================================================


                               Page 6 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Sprout Growth II, L.P.
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       SC
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                      7.   SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       635,652
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   635,652 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       1.2% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       PN
================================================================================


                               Page 7 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       DLJ Capital Corporation
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       SC
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        2,681,972
        REPORTING
       PERSON WITH     ---------------------------------------------------------

                       9.  SOLE DISPOSITIVE POWER

                                       0
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,681,972 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       4.9% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       CO
================================================================================


                               Page 8 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       DLJ First ESC L.L.C.
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       SC
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       1,969
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,969 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       Less than 0.1% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IV
================================================================================


                               Page 9 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       DLJ LBO Plans Management Corporation
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       1,969
                       ---------------------------------------------------------
                       10. sHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,969
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       Less than 0.1% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       CO
================================================================================


                               Page 10 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       DLJ Capital Investors, Inc.
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                        9. SOLE DISPOSITIVE POWER

                                       1,969
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,969
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       Less than 0.1% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       CO
================================================================================


                               Page 11 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Donaldson, Lufkin & Jenrette Securities Corporation
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       SC
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       101,512
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   101,512 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       0.2% -- See Item 5
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       CO
================================================================================


                               Page 12 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Donaldson, Lufkin & Jenrette, Inc.
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING
       PERSON WITH     ---------------------------------------------------------
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       CO, HC
================================================================================


                               Page 13 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       The Equitable Companies Incorporated
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       CO, HC
================================================================================


                               Page 14 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       AXA
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) | |
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING
       PERSON WITH     ---------------------------------------------------------
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       HC
================================================================================


                               Page 15 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Finaxa
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) | |
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING
       PERSON WITH     ---------------------------------------------------------
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       HC
================================================================================


                               Page 16 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       AXA Assurances I.A.R.D. Mutuelle
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IC
================================================================================


                               Page 17 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       AXA Assurances Vie Mutuelle
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IC
================================================================================


                               Page 18 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Uni Europe Assurance Mutuelle
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IC
================================================================================


                               Page 19 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Alpha Assurances Vie Mutuelle
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IC
================================================================================


                               Page 20 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Alpha Assurances I.A.R.D. Mutuelle
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) |X|
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IC
================================================================================


                               Page 21 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Claude Bebear, as AXA Voting Trustee
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) | |
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IN
================================================================================


                               Page 22 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Patrice Garnier, as AXA Voting Trustee
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) | |
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IN
================================================================================


                               Page 23 of 38 Pages

                                  SCHEDULE 13D


- --------------------------------------------

CUSIP NO. 698891108
- --------------------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Henri de Clermont-Tonnerre, as AXA Voting Trustee
- --------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) | |
                                                                  (b) | |
- --------------------------------------------------------------------------------
    3.        SEC USE ONLY

- --------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
- --------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                          | |

- --------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
- --------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER

                                       0
        NUMBER OF      ---------------------------------------------------------
          SHARES
       BENEFICIALLY    8.  SHARED VOTING POWER
         OWNED BY
           EACH                        0
        REPORTING      ---------------------------------------------------------
       PERSON WITH
                       9.  SOLE DISPOSITIVE POWER

                                       2,785,453
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER

                                       0
- --------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,785,453 -- See Item 5
- --------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                  | |

- --------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       5.1%
- --------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IN
================================================================================


                               Page 24 of 38 Pages

ITEM 1.   SECURITY AND ISSUER

                  The class of equity  securities  to which  this  statement  on
Schedule 13D relates is the common stock, no stated value per share (the "Common Stock"), of Paracelsus Healthcare Corporation (the "Company"), a California corporation. The principal executive offices of the Company are located at 515 West Greens Road, Suite 800, Houston, Texas 77067.


ITEM 2.   IDENTITY AND BACKGROUND

                  This statement on Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons") (1) DLJ Venture Capital Fund II, L.P., a Delaware limited partnership ("DLJ II"), (2) DLJ Fund Associates II, a New York partnership ("Associates II"), (3) Sprout Growth, L.P., a Delaware limited partnership ("Growth"), (4) DLJ Growth Associates, a New York partnership ("Associates"), (5) Sprout Capital VI, L.P., a Delaware limited partnership ("Sprout VI"), (6) Sprout Growth II, L.P., a Delaware limited partnership ("Growth II"), (7) DLJ Capital Corporation, a Delaware corporation ("DLJCC"), (8) DLJ First ESC L.L.C., a Delaware limited liability company ("ESC"), (9) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"), (10) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI"), (11) Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation ("DLJSC"), (12) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"), (13) The Equitable Companies Incorporated, a Delaware corporation ("Equitable"), (14) AXA, a societe anonyme organized under the laws of France, (15) Finaxa, a societe anonyme organized under the laws of France,
(16) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France, (17) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France, (18) Uni Europe Assurance Mutuelle, a mutual insurance company organized under the laws of France, (19) Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France, (20) Alpha Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France, and (21) Claude Bebear, Patrice Garnier, and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992.

                  DLJ II is a Delaware limited partnership formed to invest in securities for long-term appreciation. Associates II is the general partner of DLJ II and makes all of the investment and voting decisions on the part of DLJ II.


                               Page 25 of 38 Pages

                  Associates II is a New York partnership formed to serve as the general partner of DLJ II.

                  Growth is a Delaware limited partnership formed to invest in securities for long-term appreciation. Associates is the general partner of Growth and makes all of the investment and voting decisions on the part of Growth.

                  Associates is a New York partnership formed to serve as the general partner of Growth. DLJCC is a general partner of Associates.

                  Sprout VI is a Delaware limited partnership formed to invest in securities for long-term appreciation. DLJCC is the managing general partner of Sprout VI and makes all of the investment and voting decisions on the part of Sprout VI.

                  Growth II is a Delaware limited partnership formed to invest in securities for long-term appreciation. DLJCC is the managing general partner of Growth II and makes all of the investment and voting decisions on the part of Growth II.

                  DLJCC is a Delaware corporation formed to make investments in industrial and other companies and to participate in the management of venture capital investment pools. DLJCC is a wholly owned subsidiary of DLJ.

                  ESC is a Delaware limited liability company and an "employee securities corporation" as defined in the Investment Company Act of 1940, as amended. LBO is the Manager of ESC and makes all of the investment and voting decisions on the part of ESC.

                  LBO is a Delaware corporation and registered investment adviser under the Investment Advisers Act of 1940, as amended. LBO is a wholly owned subsidiary of DLJCI.

                  DLJCI is a Delaware corporation and a holding company. DLJCI is a wholly owned subsidiary of DLJ.

                  DLJSC   is   a   Delaware   corporation   and   a   registered
broker/dealer. DLJSC is a wholly owned subsidiary of DLJ.

                  DLJ is a publicly-held Delaware corporation. DLJ directly owns all of the capital stock of DLJCC, DLJSC and DLJCI. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondence brokerage services.

                  Equitable is a Delaware corporation and is a holding company. Equitable owns, directly or indirectly, 80.2% of DLJ.

                               Page 26 of 38 Pages

                  AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of July 1, 1996, approximately 60.7% of the outstanding common stock as well as certain convertible preferred stock of Equitable was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over Equitable and certain of its insurance subsidiaries, the voting shares of Equitable capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to Equitable.

                  Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of July 18, 1996, Finaxa controlled approximately 30.4% of the issued shares (representing approximately 39.4% of the voting power) of AXA.

                  Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, and Alpha Assurances I.A.R.D. Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. The Mutuelles AXA are owned by approximately 1.5 million policy holders. As of July 18, 1996, the Mutuelles AXA, as a group, control, directly and indirectly, through intermediate holding companies, approximately 38.1% of the issued shares (representing approximately 45.5% of the voting power) of AXA. AXA is indirectly controlled by the Mutuelles AXA, acting as a group.

                  Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of Equitable capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule G attached hereto.

                  The address of the principal business and principal office of each of DLJ II, Associates II, Growth, Associates, Sprout VI, Growth II, DLJCC, ESC, LBO, DLJCI, DLJSC, and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of Equitable is 787 Seventh Avenue, New York, New York 10019.

                  The address of the principal business and principal office of each of AXA, Finaxa and the AXA Voting Trustees is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances


                               Page 27 of 38 Pages

Vie Mutuelle is 21, rue de Chateaudun, 75009, Paris, France; of Uni Europe Assurance Mutuelle is 24, rue Drouot, 75009 Paris, France; and of each of Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

                  The name, business address, citizenship, present and principal occupation or employment, and the name, principal business and address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors or the Conseil d'Administration (French analogue of a board of directors) of DLJCC, LBO, DLJCI, DLJSC, DLJ, Equitable, AXA, Finaxa, and the Mutuelles AXA are set forth on Schedules A through M, respectively, attached hereto.

                  During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through M attached hereto, has been (i) convicted in a criminal proceedings (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.


ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  On  April  15,  1996,  the  Company  and  Champion  Healthcare
Corporation ("Champion"), a Delaware corporation, announced that they had entered into an Agreement and Plan of Merger, dated as of April 12, 1996, as amended and restated on May 29, 1996 (the "Merger Agreement"). The Merger Agreement provides for, among other things, the merger (the "Merger") of PC Merger Sub, Inc., a newly organized Delaware corporation and a wholly-owned subsidiary of the Company, with and into Champion upon the terms and subject to the conditions contained in the Merger Agreement. Pursuant to the Merger Agreement, prior to the Merger each share of Common Stock was split into 66,159.426 shares of Common Stock. In the Merger, each share of the common stock of Champion, par value $.01 per share (the "Champion Common Stock") (other than shares owned by Champion or any of its subsidiaries or the Company or any of its subsidiaries), was exchanged for one share of Common Stock and each share of Series C Preferred Stock and of Series D Preferred Stock, par value $.10 per share, of Champion (other than shares of Common Stock owned by Champion or any of its subsidiaries or the Company or any of its subsidiaries or by holders who



                               Page 28 of 38 Pages
perfect their appraisal rights under Delaware law) was exchanged for two shares of Common Stock.


                  The information set forth in Exhibit 2 hereto is hereby expressly incorporated herein by reference and the response to Item 3 of this statement on Schedule 13D is qualified in its entirety by the provisions of such exhibit.


ITEM 4.   PURPOSE OF TRANSACTION

                  DLJ II, Growth, Sprout VI, Growth II, DLJCC, ESC and DLJSC each acquired the Common Stock pursuant to the Merger Agreement and continue to hold the Common Stock for investment purposes. None of the Reporting Persons has any intention of acquiring control over the Company; however depending upon market and other conditions, DLJ II, Growth, Sprout VI, Growth II, DLJCC, ESC and DLJSC may acquire additional shares of Common Stock for investment purposes if such shares of Common Stock become available at prices that are attractive to them, or may dispose of all or a portion of the Common Stock that they currently own or may hereinafter acquire. Except as disclosed above, the Reporting Persons do not have any plans or proposals of the type set forth in Paragraphs (a) through (j) of Item 4 of Schedule 13D.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

                  DLJ II may be deemed to be the beneficial owner of the 37,606 shares of Common Stock (the "DLJ II Shares") directly owned by it, or less than 0.1% of the Common Stock outstanding. DLJ II has the sole power to vote and the sole power to dispose of the DLJ II Shares.

                  Associates II, as the general partner of DLJ II, may be deemed for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Act"), to beneficially own indirectly the DLJ II Shares, or less than 0.1% of the Common Stock outstanding.

                  Growth may be deemed to be the beneficial owner of the 773,909 shares of Common Stock (the "Growth Shares") directly owned by it, or approximately 1.4% of the Common Stock outstanding. Growth has the sole power to vote and the sole power to dispose of the Growth Shares.

                  Associates, as the general partner of Growth, may be deemed for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Growth Shares, or approximately 1.4% of the Common Stock outstanding.

                  Sprout VI may be deemed to be the beneficial owner of the 1,170,109 shares of Common Stock (the "Sprout VI Shares") directly owned by it,

                               Page 29 of 38 Pages
or approximately 2.1% of the Common Stock outstanding. Sprout VI has the sole power to vote and the sole power to dispose of the Sprout VI Shares.

                  Growth II may be deemed to be the beneficial owner of the 635,652 shares of Common Stock (the "Growth II Shares") directly owned by it, or approximately 1.2% of the Common Stock outstanding. Growth II has the sole power to vote and the sole power to dispose of the Growth II Shares.

                  DLJCC may be deemed to be the beneficial owner 64,696 shares of Common Stock directly owned by it, or approximately 0.1% of the Common Stock outstanding. DLJCC, because of its relationship with DLJ II and Associates II, as the general partner of Associates, and as the managing general partner of each of Sprout VI and Growth II, also may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJ II Shares, the Growth Shares, the Sprout VI Shares, and the Growth II Shares, for a total of 2,681,972 (collectively, the "DLJCC Shares"), or approximately 4.9% of the Common Stock outstanding. DLJCC has the sole power to vote and the sole power to dispose of the DLJCC Shares directly owned by it.

                  ESC may be deemed to be the beneficial owner of the 1,969 shares of Common Stock (the "ESC Shares") directly owned by it, or less than 0.01% of the Common Stock outstanding. ESC has the sole power to vote and the sole power to dispose of the ESC Shares.

                  LBO, as the manager of ESC, may be deemed for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the ESC Shares, or less than 0.01% of the Common Stock outstanding.

                  DLJCI, as the sole stockholder of LBO, may be deemed for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the ESC Shares that LBO may be deemed to beneficially own indirectly, or less than 0.01% of the Common Stock outstanding.

                  DLJSC may be deemed to be the beneficial owner of the 101,512 shares of Common Stock (the "DLJSC Shares") directly owned by it, or approximately 0.2% of the Common Stock outstanding. DLJSC has the sole power to vote and the sole power to dispose of the DLJSC Shares.

                  As the sole stockholder of DLJCC, DLJCI and DLJSC, DLJ may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJCC Shares. the ESC Shares that DLJCI may be deemed to beneficially own indirectly, and the DLJSC Shares for a total of 2,785,453 shares of Common Stock (the "DLJ Shares"), or approximately 5.1% of the Common Stock outstanding.

                               Page 30 of 38 Pages

                  Because of Equitable's ownership of DLJ, Equitable may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJ Shares that may be deemed to be beneficially owned indirectly by DLJ.

                  Because of AXA's ownership interest in Equitable, and the AXA Voting Trustees' power to vote the shares of Common Stock placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the shares of Common Stock that Equitable may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the shares of Common Stock that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees disclaim beneficial ownership of any of the DLJ Shares.

                  The Reporting Persons, in the aggregate, may be deemed to beneficially own 2,785,453 shares of Common Stock, or approximately 5.1% of the shares of the Common Stock outstanding. The percentage of the Common Stock outstanding reported as beneficially owned by each Reporting Person herein on the date hereof is based upon the 54,647,167 shares outstanding as of the close of business on August 16, 1996, after giving effect to the Merger and the issuance of shares of Common Stock in exchange for shares of Champion Common Stock pursuant thereto and the closing of the contemporaneous public offering by the Company of 5,200,000 primary shares of Common Stock as stated by the Company in its Prospectus dated August 13, 1996.


ITEM 6.   CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
          RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE
          ISSUER

                  The response to Item 3 of this statement on Schedule 13D is incorporated herein by reference.


ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

                  The following documents are included as exhibits hereto:

                  1.  Joint Filing Agreement pursuant to Rule 13d-1(f).

                  2. Amended and Restated Agreement and Plan of Merger, dated as of May 29, 1996, among the Company, Champion and PC Merger Sub, Inc., filed with the Securities and

                               Page 31 of 38 Pages

Exchange Commission as Exhibit 2.1 to the Company's Form 8-K dated May 29, 1996, is incorporated herein by reference.

                               Page 32 of 38 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  DLJ VENTURE CAPITAL FUND II, L.P.

                                  By:  DLJ Fund Associates II
                                       General Partner



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Attorney-in-fact



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  DLJ FUND ASSOCIATES II



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Attorney-in-fact




                               Page 33 of 38 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  SPROUT GROWTH, L.P.

                                  By:  DLJ Growth Associates
                                       General Partner



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Attorney-in-fact



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  DLJ GROWTH ASSOCIATES

                                  By:  DLJ Capital Corporation
                                       General Partner



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Secretary and Treasurer



                               Page 34 of 38 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  SPROUT CAPITAL VI, L.P.

                                  By:  DLJ Capital Corporation
                                       Managing General Partner



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Secretary and Treasurer



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  SPROUT GROWTH II, L.P.

                                  By:  DLJ Capital Corporation
                                       Managing General Partner



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Secretary and Treasurer




                               Page 35 of 38 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  DLJ CAPITAL CORPORATION



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Secretary and Treasurer



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  DLJ FIRST ESC L.L.C.

                                  By:  DLJ LBO Plans Management
                                       Corporation Manager


                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                         Vice President



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  DLJ LBO PLANS MANAGEMENT CORPORATION



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Vice President

                               Page 36 of 38 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  DLJ CAPITAL INVESTORS, INC.



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Secretary and Treasurer



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  DONALDSON, LUFKIN & JENRETTE
                                  SECURITIES CORPORATION



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Senior Vice President



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  DONALDSON, LUFKIN & JENRETTE, INC.



                                  By:   /s/ Thomas E. Siegler
                                        ----------------------------------------
                                        Thomas E. Siegler
                                        Senior Vice President


                               Page 37 of 38 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  THE EQUITABLE COMPANIES INCORPORATED



                                  By:   /s/ Kevin R. Byrne
                                        ----------------------------------------
                                        Kevin R. Byrne
                                        Vice President and Treasurer



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 23, 1996

                                  AXA
                                  FINAXA
                                  AXA ASSURANCES I.A.R.D. MUTUELLE
                                  AXA ASSURANCES VIE MUTUELLE
                                  UNI EUROPE ASSURANCE MUTUELLE
                                  ALPHA ASSURANCES VIE MUTUELLE
                                  ALPHA ASSURANCES I.A.R.D. MUTUELLE
                                  CLAUDE BEBEAR, as AXA Voting Trustee
                                  PATRICE GARNIER, as AXA Voting
                                     Trustee
                                  HENRI DE CLERMONT-TONNERRE,
                                     as AXA Voting Trustee

                                  Signed on behalf of each of the above



                                  By:   /s/ Richard V. Silver
                                        ----------------------------------------
                                        Richard V. Silver
                                        Attorney-in-fact

                                                                     SCHEDULE A

                        Executive Officers and Directors
                                       of
                             DLJ Capital Corporation


                  The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Corporation ("DLJCC") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of DLJCC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCC and each individual is a United States citizen.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------

* Richard E. Kroon                      President and Chief Executive
                                        Officer

* Anthony F. Daddino                    Vice President; Executive Vice
                                        President and Chief Financial
                                        Officer, Donaldson, Lufkin &
                                        Jenrette, Inc.

* Thomas E. Siegler                     Secretary and Treasurer;
                                        Senior Vice President and
                                        Secretary, Donaldson, Lufkin &
                                        Jenrette, Inc.




- ---------------
*      Director

                                                                     SCHEDULE B


                        Executive Officers and Directors
                                       of
                      DLJ LBO Plans Management Corporation


                  The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------

* Anthony F. Daddino                    President; Executive Vice
                                        President and Chief Financial
                                        Officer, Donaldson, Lufkin &
                                        Jenrette, Inc.

* Vincent DeGiaimo                      Vice President

* Thomas E. Siegler                     Vice President and Secretary;
                                        Senior Vice President and
                                        Secretary, Donaldson, Lufkin &
                                        Jenrette, Inc.






- ---------------
*      Director

                                                                     SCHEDULE C


                        Executive Officers and Directors
                                       of
                           DLJ Capital Investors, Inc.


                  The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------

* John S. Chalsty                       Chairman; Chairman and Chief
                                        Executive Officer, Donaldson, Lufkin
                                        & Jenrette, Inc.

* Hamilton E. James                     Chief Executive Officer; Managing
                                        Director, Donaldson, Lufkin &
                                        Jenrette, Inc.

* Joe L. Roby                           Chief Operating Officer; President
                                        and Chief Operating Officer,
                                        Donaldson, Lufkin & Jenrette, Inc.

* Anthony F. Daddino                    Executive Vice President and Chief
                                        Financial Officer; Executive Vice
                                        President and Chief Financial
                                        Officer, Donaldson, Lufkin &
                                        Jenrette, Inc.

  Thomas E. Siegler                     Secretary and Treasurer; Senior Vice
                                        President and Secretary, Donaldson,
                                        Lufkin & Jenrette, Inc.












- ---------------
*      Director

                                                                     SCHEDULE D

                        Executive Officers and Directors
                                       of
               Donaldson, Lufkin & Jenrette Securities Corporation


                  The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJSC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJSC and each individual is a United States citizen.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------

* John S. Chalsty                       Chairman and Chief Executive
                                        Officer; Chairman and Chief
                                        Executive Officer, Donaldson,
                                        Lufkin & Jenrette, Inc.

* Joe L. Roby                           President and Chief Operating
                                        Officer; President and Chief
                                        Operating Officer, Donaldson,
                                        Lufkin & Jenrette, Inc.

* Carl B. Menges                        Vice Chairman of the Board;
                                        Vice Chairman of the Board,
                                        Donaldson, Lufkin & Jenrette,
                                        Inc.

* Hamilton E. James                     Managing Director; Managing
                                        Director, Donaldson, Lufkin &
                                        Jenrette, Inc.

* Richard S. Pechter                    Managing Director; Managing
                                        Director, Donaldson, Lufkin &
                                        Jenrette, Inc.

* Theodore P. Shen                      Managing Director; Managing
                                        Director, Donaldson, Lufkin &
                                        Jenrette, Inc.

* Anthony F. Daddino                    Executive Vice President and
                                        Chief Financial Officer;
                                        Executive Vice President and
                                        Chief Financial Officer,
                                        Donaldson, Lufkin & Jenrette,
                                        Inc.

                                                                     SCHEDULE E



                        Executive Officers and Directors
                                       of
                       Donaldson, Lufkin & Jenrette, Inc.


                  The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------

* John S. Chalsty                       Chairman and Chief
                                        Executive Officer

* Joe L. Roby                           President and Chief
                                        Operating Officer

* Claude Bebear (1)                     Chairman and Chief
  AXA                                   Executive Officer, AXA
  23, avenue Matignon
  75008 Paris, France

* Henri de Castries (1)                 Executive Vice President
  AXA                                   Financial Services and Life
  23, avenue Matignon                   Insurance Activities, AXA
  75008 Paris, France

* Kevin Dolan                           Executive Vice President,
  AXA Asset Management                  AXA Asset Management
  40, rue de Collissee
  75008 Paris, France

* Louis Harris                          Chairman and Chief Executive
  LH Research                           Officer, LH Research
  152 East 38th Street                  (research)
  New York, New York
  10016-2605

* Henri G. Hottingeur (2)               Chairman and Chief Executive
  Banque Hottingeur                     Officer, Banque Hottingeur
  38, rue de Provence                   (banking)
  75009 Paris, France

* W. Edwin Jarmain (3)                  President, Jarmain Group
  Jarmain Group Inc.                    Inc. (private investment
  95 Wellington Street                  holding company)
  West Suite 805
  Toronto, Canada

* Francis Jungers                       Retired
  19880 NW Nestucca Drive
  Portland, Oregon  97229

* Joseph J. Melone                      President and Chief
  The Equitable Companies               Executive Officer, The
  Incorporated                          Equitable Companies
  787 Seventh Avenue                    Incorporated
  New York, New York  10019

* W. J. Sanders, III                    Chairman and Chief Executive
  Advanced Micro Devices,               Officer, Advanced Micro
  Inc.                                  Devices
  901 Thompson Place
  Sunnyvale, CA  94086

* Jerry M. de St. Paer                  Executive Vice President and
  The Equitable Companies               Chief Financial Officer, The
  Incorporated                          Equitable Companies
  787 Seventh Avenue                    Incorporated
  New York, New York  10019

* John C. West                          Retired
  Bothea, Jordan & Griffin
  23B Shelter Cove
  Hilton Head Island, SC
  29928

* Carl B. Menges                        Vice Chairman of the Board

* Hamilton E. James                     Managing Director

* Richard S. Pecther                    Managing Director

* Theodore P. Shen                      Managing Director

* Anthony F. Daddino                    Executive Vice President and
                                        Chief Financial Officer

  Robert J. Albano                      Senior Vice President and
                                        Director of Compliance and
                                        Regulatory Affairs

  Michael M. Bendik                     Senior Vice President and
                                        Chief Accounting Officer

  Michael A. Boyd                       Senior Vice President and
                                        General Counsel

  Joseph D. Donnelly                    Senior Vice President and
  One Pershing Plaza                    Associate General Counsel
  Jersey City, NJ  07599

  Stuart S. Flamberg                    Senior Vice President and
                                        Director of Taxes

  Roy A. Garman                         Senior Vice President and
                                        Controller

  Charles J. Hendrickson                Senior Vice President and
                                        Treasurer

  Gerald B. Rigg                        Senior Vice President and
                                        Director of Human Resources

  Thomas E. Siegler                     Senior Vice President and
                                        Secretary

  Lucia D. Swanson                      Senior Vice President and
                                        Associate General Counsel














































- ------------------------------------------
*        Director
(1)      Citizen of the Republic of France
(2)      Citizen of Canada
(3)      Citizen of Switzerland

                                                                     SCHEDULE F


                        Executive Officers and Directors
                                       of
                      The Equitable Companies Incorporated


                  The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("Equitable") and their business addresses and principal occupations are set forth below. If no address is given, Director's or Executive Officer's business address is that of Equitable at 787 Seventh Avenue, New York, New York 10019. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Equitable and each individual is a United States citizen.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------

* Claude Bebear (1)                     Chairman of the Board;
  AXA                                   Chairman and Chief Executive
  23, avenue Matignon                   Officer, AXA
  75008 Paris, France

* James M. Benson                       Senior Executive Vice
                                        President and Chief
                                        Operating Officer; President
                                        and Chief Executive Officer,
                                        The Equitable Life Assurance
                                        Society of the United States

* Henri de Castries (1)                 Vice Chairman of the Board;
  AXA                                   Executive Vice President,
  23, avenue Matignon                   Financial Services and Life
  75008 Paris, France                   Insurance Activities outside
                                        France, AXA

* John S. Chalsty                       Chairman and Chief Executive
  Donaldson, Lufkin &                   Officer, Donaldson, Lufkin &
  Jenrette, Inc.                        Jenrette, Inc.
  277 Park Avenue
  New York, NY  10172

  Jerry M. de St. Paer                  Senior Executive Vice
                                        President and Chief
                                        Financial Officer; Executive
                                        Vice President, The
                                        Equitable Life Assurance
                                        Society of the United States

* Joseph L. Dionne                      Chairman and Chief Executive
  The McGraw Hill Companies             Officer, The McGraw Hill
  1221 Avenue of the                    Companies (publishing)
  Americas
  New York, NY  10020

* William T. Esrey                      Chairman of the Board and
  Sprint Corporation                    Chief Executive Officer, The
  P.O. Box 11315                        Sprint Corporation
  Kansas City, MO  64112                (telecommunications)

* Jean-Rene Fourtou (1)                 Chairman and Chief Executive
  Rhone-Poulenc S.A.                    Officer, Rhone-Poulenc S.A.
  25 quai Paul Doumer                   (industry)
  92408 Courbevoie,
  France

  Robert E. Garber                      Executive Vice President and
                                        General Counsel

* Donald J. Greene                      Partner, LeBoeuf, Lamb,
  LeBoeuf, Lamb, Greene &               Greene & MacRae (law firm)
  MacRae
  125 West 55th Street
  New York, NY 10019


* Anthony J. Hamilton (2)               Group Chairman, Fox-Pitt,
  35 Wilson Street                      Kelton Limited (Finance)
  London, England  EC2M 2SJ


* John T. Hartley                       Retired Chairman and Chief
  Harris Corporation                    Executive Officer, Harris
  1025 Nasa Boulevard                   Corporation (manufacturer of
  Melbourne, FL  32919                  electronic, telephone and
                                        copying systems)

* John H. F. Haskell, Jr.               Director and Managing
  Dillon, Read & Co., Inc.              Director, Dillon, Read &
  535 Madison Avenue                    Co., Inc. (investment
  New York, NY  10028                   banking firm)

* W. Edwin Jarmain (3)                  President, Jarmain Group
  Jarmain Group Inc.                    Inc. (private investment
  95 Wellington St. West                holding company)
  Suite 805
  Toronto, Ontario M5J 2N7
  Canada

* Winthrop Knowlton                     Chairman, Knowlton Brothers,
  Knowlton Brothers, Inc.               Inc. (private investment
  530 Fifth Avenue                      firm); President and Chief
   New York, NY  10036                  Executive Officer, Knowlton
                                        Associates, Inc. (consulting
                                        firm)

* Arthur L. Liman                       Partner, Paul, Weiss,
  Paul, Weiss, Rifkind,                 Rifkind, Wharton & Garrison
  Wharton & Garrison                    (law firm)
  1285 Avenue of the
  Americas
  New York, NY  10019

  William T. McCaffrey                  Executive Vice President and
                                        Chief Administrative
                                        Officer; Senior Executive
                                        Vice President and Chief
                                        Operating Officer, The
                                        Equitable Life Assurance
                                        Society of the United States

* Joseph J. Melone                      Chief Executive Officer and
                                        President; Chairman of the
                                        Board, The Equitable Life
                                        Assurance Society of the
                                        United States

  Peter D. Noris                        Executive Vice President and
                                        Chief Investment Officer;
                                        Executive Vice President and
                                        Chief Investment Officer,
                                        The Equitable Life Assurance
                                        Society of the United States

* Didier Pineau-Valencienne             Chairman and Chief Executive
  64-70, avenue Jean                    Officer, Schneider S.A.
  Baptiste Clement                      (electric equipment)
  92646 Boulogne Cedex,
  France

* George J. Sella, Jr.                  Retired Chairman, President
  American Cyanamid Company             and Chief Executive Officer,
  P.O. Box 3017                         American Cyanamid Company
  Newton, NJ  07860                     (manufacturer pharmaceutical
                                         products and agricultural
                                         products)

  Jose Suquet                            Executive Vice President;
                                         Executive Vice President and
                                         Chief Agency Officer; The
                                         Equitable Life Assurance
                                         Society of the United States

  Stanley B. Tulin                       Executive Vice President;
                                         Senior Executive Vice
                                         President and Chief
                                         Financial Officer, The
                                         Equitable Life Assurance
                                         Society of the United States

* Dave H. Williams                       Chairman and Chief Executive
  Alliance Capital                       Officer, Alliance Capital
  Management Corporation                 Management Corp. (investment
  1345 Avenue of the                     company)
  Americas
  New York, NY  10105









































- -----------------------------------------------
*    Director
         (1)  Citizen of the Republic of France
(2)  Citizen of United Kingdom
(3)  Citizen of Canada

                                                                     SCHEDULE G

                         Executive Officers and Members
                       Members of Conseil d'Administration
                                       of
                                       AXA


                  The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA ("AXA") and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------

* Claude Bebear                         Chairman and Chief Executive
                                        Officer

* Antoine Bernheim                      Chairman, Assicurazioni
  Piazza Duca Degli                     Generali S.p.A. (insurance)
  Abruzzi 2
  34132 Trieste, Italy

  Henri de Castries                     Executive Vice President,
                                        Financial Services and Life
                                        Insurance Activities outside
                                        France

  Francoise Colloc'h                    Executive Vice President,
                                        Human Resources and Public
                                        Relations

* Henri de Clermont-                    Chairman, Societe d'Armement
  Tonnerre                              et de Navigation Charles
  90, rue de Miromesnil                 Schiaffino (transportation)
  75008 Paris, France

* David Dautresme                       General Partner, Lazard
  121, Boulevard Haussman               Freres et Cie (investment
  75008 Paris, France                   banking)

* Jean-Rene Fourtou                     Chairman and Chief Executive
  25, quai Paul Doumer                  Officer, Rhone-Poulenc S.A.
  92408 Courbevoie, France              (industry)

* Michel Francois-Poncet                Chairman of the Supervisory
  3, rue d'Autin                        Board of Compagnie
  75002 Paris, France                   Financiere Paribas and
                                        Banque Paribas (financial
                                        services and banking)

* Patrice Garnier                       Retired

* Gianfranco Gutty (1)                  Director and Executive
  Piazza Duca Degli                     Officer, Assicurazioni
  Abruzzi 2                             Generali S.p.A. (insurance)
  34132 Trieste, Italy

* Anthony J. Hamilton (2)               Group Chairman, Fox-Pitt,
  35 Wilson Street                      Kelton Limited (Finance)
  London, England  EC2M
  2SJ

* Henri Hottinguer (3)                  Chairman and Chief Executive
  38, rue de Provence                   Officer, Banque Hottinguer
  75009 Paris, France                   (banking)

* Richard H. Jenrette (4)               Retired Chairman, The
  c/o Donaldson, Lufkin &               Equitable Companies
  Jenrette, Inc.                        Incorporated
  277 Park Avenue
  New York, NY  10172

* Henri Lachmann                        Chairman and Chief Executive
  56, rue Jean Giraudoux                Officer, Strafor Facom
  67000 Strasbourg, France              (office furniture)

  Gerard de la Martiniere               Executive Vice President,
                                        Chief Financial Officer

* Didier Pineau-                        Chairman and Chief Executive
  Valencienne                           Officer, Schneider S.A.
  64-70, avenue Jean                    (electric equipment)
  Baptiste Clement
  92646 Boulogne Cedex,
  France

  Claude Tendil                         Executive Vice President,
                                        French Insurance Activities
                                        and Non-Life and Composite
                                        Insurance Activities outside
                                         France













- -------------------------------------
*    Member, Conseil d'Administration
(1)  Citizen of Italy
(2)  Citizen of the United Kingdom
(3)  Citizen of Switzerland
(4)  Citizen of the United States of America

                                                                     SCHEDULE H


                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                                     FINAXA


                  The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------

* Claude Bebear                         Chairman and Chief Executive
                                        Officer; Chairman and Chief
                                        Executive Officer, AXA

* Henri de Castries                     Executive Vice President,
                                        Financial Services and Life
                                        Insurance Activities outside
                                        France, AXA

* Henri de Clermont-Tonnerre            Chairman, Societe d'Armement
  90, rue de Miromesnil                 et de Navigation Charles
  75008 Paris, France                   Schiaffino (transportation)

* Jean-Rene Fourtou                     Chairman and Chief Executive
  25, quai Paul Doumer                  Officer, Rhone-Poulenc S.A.
  92408 Courbevoie, France              (industry)

* Patrice Garnier                       Retired

* Henri Hottinguer (1)                  Chairman and Chief Executive
  38, rue de Provence                   Officer, Banque Hottinguer
  75009 Paris, France                   (banking)

* Paul Hottinguer (1)                   Assistant Chairman and Chief
  38, rue de Provence                   Executive Officer, Banque
  75009 Paris, France                   Hottinguer (banking)

* Henri Lachmann                        Chairman and Chief Executive
  56, rue Jean Giraudoux                Officer, Strafor Facom
  67000 Strasbourg, France              (office furniture)

  Gerard de la Martiniere               Chief Executive Officer;
                                        Executive Vice President,
                                        Chief Financial Officer, AXA

* Georges Rousseau                      Chairman, Apave Normandies
  2, rue des Mouettes                   (consulting)
  76130 Mont Saint Aignan,
  France













































- -----------------------------------------
*        Member, Conseil d'Administration
(1)      Citizen of Switzerland

                                                                     SCHEDULE I


                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                        AXA ASSURANCES I.A.R.D. MUTUELLE


                  The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------


* Claude Bebear                         Chairman and Chief Executive
  23, avenue Matignon                   Officer; Chairman and Chief
  75008 Paris, France                   Executive Officer, AXA

  Jean-Luc Bertozzi                     Assistant Chief Executive
                                        Officer

* Henri de Castries                     Executive Vice President,
  23, avenue Matignon                   Financial Services and Life
  75008 Paris, France                   Insurance Activities outside
                                        France, AXA

* Jean-Pierre Chaffin                   Manager, Federation de la
  5, rue la Bruyere                     Metallurgie (industry)
  75009 Paris, France

* Gerard Coutelle                       Retired

* Jean-Rene Fourtou                     Chairman and Chief Executive
  25, quai Paul Doumer                  Officer, Rhone-Poulenc S.A.
  92408 Courbevoie, France              (industry)

* Patrice Garnier                       Retired

* Henri Lachmann                        Chairman and Chief Executive
  56, rue Jean Giraudoux                Officer, Strafor Facom
  67000 Strasbourg, France              (office furniture)

* Francois Richer                       Retired

* Georges Rousseau                      Chairman, Apave Normandies
  2, rue des Mouettes                   (consulting)
  76130 Mont Saint Aignan,
  France

* Claude Tendil                          Chief Executive Officer;
  21, rue de Chateaudun                  Executive Vice President,
  75009 Paris, France                    French Insurance Activities
                                         and Non-Life and Composite
                                         Insurance Activities outside
                                         France, AXA

* Nicolas Thiery                         Chairman and Chief Executive
  6 Cite de la Chapelle                  Officer, Etablissements
  75018 Paris, France                    Jaillard (management
                                         consulting)

* Francis Vaudour                        Chief Executive Officer,
  14, boulevard Industriel               Segafredo Zanetti France
  76301 Sotteville les                   S.A. (coffee importing and
  Rouen, France                          processing)



































- -------------------------------------
*    Member, Conseil d'Administration

                                                                     SCHEDULE J


                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                           AXA ASSURANCES VIE MUTUELLE


                  The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.



Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------


* Claude Bebear                         Chairman and Chief Executive
  23, avenue Matignon                   Officer; Chairman and Chief
  75008 Paris, France                   Executive Officer, AXA

  Jean-Luc Bertozzi                     Assistant Chief Executive
                                        Officer

* Henri de Castries                     Executive Vice President,
  23, avenue Matignon                   Financial Services and Life
  75008 Paris, France                   Insurance Activities outside
                                        France, AXA

* Jean-Pierre Chaffin                   Manager, Federation de la
  5, rue la Bruyere                     Metallurgie (industry)
  75009 Paris, France

* Henri de Clermont-Tonnerre            Chairman, Societe d'Armement
  90, rue de Miromesnil                 et de Navigation Charles
  75008 Paris, France                   Schiaffino (transportation)

* Gerard Coutelle                       Retired

* Jean-Rene Fourtou                     Chairman and Chief Executive
  25, quai Paul Doumer                  Officer, Rhone-Poulenc S.A.
  92408 Courbevoie, France              (industry)

* Henri Lachmann                        Chairman and Chief Executive
  56, rue Jean Giraudoux                Officer, Strafor Facom
  67000 Strasbourg, France              (office furniture)

* Francois Richer                       Retired

* Georges Rousseau                      Chairman, Apave Normandies
  2, rue des Mouettes                   (consulting)
  76130 Mont Saint Aignan,
  France

* Claude Tendil                         Chief Executive Officer;
  21, rue de Chateaudun                 Executive Vice President,
  75009 Paris, France                   French Insurance Activities
                                        and Non-Life and Composite
                                        Insurance Activities outside
                                        France, AXA

* Nicolas Thiery                        Chairman and Chief Executive
  6 Cite de la Chapelle                 Officer, Etablissements
  75018 Paris, France                   Jaillard (management
                                        consulting)

* Francis Vaudour                       Chief Executive Officer,
  14, boulevard Industriel              Segafredo Zanetti France
  76301 Sotteville les                  S.A. (coffee importing and
  Rouen, France                         processing)






























- -------------------------------------
*    Member, Conseil d'Administration

                                                                     SCHEDULE K


                         Executive Officers and Members
                                       of
                            Conseil d'Administration
                                       of
                          UNI EUROPE ASSURANCE MUTUELLE


                  The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Uni Europe Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Uni Europe Assurance Mutuelle at 24, rue Drouot, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Uni Europe Assurance Mutuelle and each individual is a citizen of the Republic of France.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------


* Claude Bebear                         Chairman and Chief Executive
  23, avenue Matignon                   Officer; Chairman and Chief
  75008 Paris, France                   Executive Officer, AXA

* Henri de Castries                     Executive Vice President,
  23, avenue Matignon                   Financial Services and Life
  75008 Paris, France                   Insurance Activities outside
                                        France, AXA

* Francis Cordier                       Chairman and Chief Executive
  rue Nicephone Niepce BP               Officer, Group Demay Lesieur
  232 76304 Sotteville Les              (food industry)
  Rouen, France

* Gerard Coutelle                       Retired

* Jean-Rene Fourtou                     Chairman and Chief Executive
  25, quai Paul Doumer                  Officer, Rhone-Poulenc S.A.
  92408 Courbevoie, France              (industry)

* Patrice Garnier                       Retired

* Henri Lachmann                        Chairman and Chief Executive
  56, rue Jean Giraudoux                Officer, Strafor Facom
  67000 Strasbourg, France              (office furniture)

* Francis Magnan                        Chairman and Chief Executive
  50, boulevard des Dames               Officer, Groupe Daher (air
  13002 Marseille, France               and sea transportation)

* Jean de Ribes                         Chief Executive Officer,
  13, rue Notre Dame des                Banque Rivaud (banking)
  Victoires 75008 Paris,
  France

* Georges Rousseau                      Chairman, Apave Normandies
  2, rue des Mouettes                   (consulting)
  76130 Mont Saint Aignan,
  France

* Jean-Paul Saillard                    Corporate Secretary, AXA
  23, avenue Matignon
  75008 Paris, France

* Claude Tendil                         Chief Executive Officer;
  21, rue de Chateaudun                 Executive Vice President,
  75009 Paris, France                   French Insurance Activities
                                        and Non-Life and Composite
                                        Insurance Activities outside
                                        France, AXA




































- -------------------------------------
*    Member, Conseil d'Administration

                                                                     SCHEDULE L

                         Executive Officers and Members
                                       of
                            Conseil d'Administration
                                       of
                          ALPHA ASSURANCES VIE MUTUELLE


                  The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------


* Claude Bebear                         Chairman and Chief Executive
  23, avenue Matignon                   Officer; Chairman and Chief
  75008 Paris, France                   Executive Officer, AXA

* Henri de Castries                     Executive Vice President,
  23, avenue Matignon                   Financial Services and Life
  75008 Paris, France                   Insurance Activities outside
                                        France, AXA

* Henri de Clermont-Tonnerre            Chairman, Societe d'Armement
  90, rue de Miromesnil                 et de Navigation Charles
  75008 Paris, France                   Schiaffino (transportation)

* Claude Fath                           Manager

* Jean-Rene Fourtou                     Chairman and Chief Executive
  25, quai Paul Doumer                  Officer, Rhone-Poulenc S.A.
  92408 Courbevoie, France              (industry)

* Patrice Garnier                       Retired

* Henri Lachmann                        Chairman and Chief Executive
  56, rue Jean Giraudoux                Officer, Strafor Facom
  67000 Strasbourg, France              (office furniture)

* Georges Rousseau                      Chairman, Apave Normandies
  2, rue des Mouettes                   (consulting)
  76130 Mont Saint Aignan,
  France

* Claude Tendil                         Chief Executive Officer;
  21, rue de Chateaudun                 Executive Vice President,
  75009 Paris, France                   French Insurance Activities
                                        and Non-Life and Composite
                                        Insurance Activities outside
                                        France, AXA

* Francis Vaudour                       Chief Executive Officer,
  14, boulevard Industriel              Segafredo Zanetti France
  76301 Sotteville les Rouen            S.A. (coffee importing and
  France                                processing)








































- -----------------------------------------
*        Member, Conseil d'Administration

                                                                     SCHEDULE M


                         Executive Officers and Members
                                       of
                            Conseil d'Administration
                                       of
                       ALPHA ASSURANCES I.A.R.D. MUTUELLE


                  The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances I.A.R.D. Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.


Name, Business Address                  Present Principal Occupation
- ----------------------                  ----------------------------


* Claude Bebear                         Chairman and Chief Executive
  23, avenue Matignon                   Officer; Chairman and Chief
  75008 Paris, France                   Executive Officer, AXA

* Henri Brischoux                       Manager, AXA
  21, rue de Chateaudun
  75009 Paris, France

* Henri de Castries                     Executive Vice President,
  23, avenue Matignon                   Financial Services and Life
  75008 Paris, France                   Insurance Activities outside
                                        France, AXA

* Henri de Clermont-Tonnerre            Chairman, Societe d'Armement
  90, rue de Miromesnil                 et de Navigation Charles
  75008 Paris, France                   Schiaffino (transportation)

* Bernard Cornille                      Audit Manager, AXA
  21, rue de Chateaudun
  75009 Paris, France

* Claude Fath                           Manager

* Patrice Garnier                       Retired

* Henri Lachmann                        Chairman and Chief Executive
  56, rue Jean Giraudoux                Officer, Strafor Facom
  67000 Strasbourg, France              (office furniture)

* Claude Peter                          Retired

* Georges Rousseau                      Chairman, Apave Normandies
  2, rue des Mouettes                   (consulting)
  76130 Mont Saint Aignan,
  France

* Claude Tendil                         Chief Executive Officer;
  21, rue de Chateaudun                 Executive Vice President,
  75009 Paris, France                   French Insurance Activities
                                        and Non-Life and Composite
                                        Insurance Activities outside
                                        France, AXA








































- -------------------------------------
*    Member, Conseil d'Administration

                                  EXHIBIT INDEX

                  1.  Joint Filing Agreement pursuant to Rule 13d-1(f).

                                                                      Exhibit 1


                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, no stated value per share, of Paracelsus Healthcare Corporation, a California corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Rule 13d-1(f)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date:  August 23, 1996

DLJ VENTURE CAPITAL FUND II,                  DLJ FUND ASSOCIATES II
L.P.


By:  DLJ Fund Associates II                   By:  /s/ Thomas E. Siegler
     General Parter                                -----------------------------
                                                   Thomas E. Siegler
                                                   Attorney-in-fact


By:   /s/ Thomas E. Siegler
      ----------------------------
      Thomas E. Siegler
      Attorney-in-fact


SPROUT GROWTH, L.P.                           DLJ GROWTH ASSOCIATES

By:  DLJ Growth Associates                    By:  DLJ Capital Corporation
     General Partner                               General Partner



By:   /s/ Thomas E. Siegler                   By:  /s/ Thomas E. Siegler
      ----------------------------                 -----------------------------
      Thomas E. Siegler                            Thomas E. Siegler
      Attorney-in-fact                             Secretary and Treasurer

SPROUT CAPITAL VI, L.P.                       SPROUT GROWTH II, L.P.

By:  DLJ Capital Corporation                  By:  DLJ Capital Corporation
     Managing General Partner                       Managing General Partner



By:  /s/ Thomas E. Siegler                    By:  /s/ Thomas E. Siegler
     -----------------------------                 -----------------------------
     Thomas E. Siegler                             Thomas E. Siegler
     Secretary and Treasurer                       Secretary and Treasurer


DLJ CAPITAL CORPORATION                       DLJ FIRST ESC L.L.C.



By:  /s/ Thomas E. Siegler                   By:  DLJ LBO Plans
     -----------------------------                Management Corporation
     Thomas E. Siegler                            Manager
     Secretary and Treasurer



                                              By:  /s/ Thomas E. Siegler
                                                   -----------------------------
                                                   Thomas E. Siegler
                                                    Vice President


DLJ LBO PLANS MANAGEMENT                      DLJ CAPITAL INVESTORS, INC.
  CORPORATION


By:  /s/ Thomas E. Siegler                   By:   /s/ Thomas E. Siegler
     -----------------------------                 -----------------------------
     Thomas E. Siegler                             Thomas E. Siegler
     Vice President                                Secretary and Treasurer


DONALDSON, LUFKIN & JENRETTE                  DONALDSON, LUFKIN & JENRETTE,
  SECURITIES CORPORATION                       INC.


By:  /s/ Thomas E. Siegler                   By:  /s/ Thomas E. Siegler
     -----------------------------                ------------------------------
     Thomas E. Siegler                            Thomas E. Siegler
     Senior Vice President                        Senior Vice President

THE EQUITABLE COMPANIES                       AXA
  INCORPORATED                                FINAXA
                                              AXA ASSURANCES I.A.R.D.
                                                 MUTUELLE
By:  /s/ Kevin R. Byrne                       AXA ASSURANCES VIE MUTUELLE
     -----------------------------            UNI EUROPE ASSURANCE MUTUELLE
     Kevin R. Byrne                           ALPHA ASSURANCES VIE MUTUELLE
     Vice President                           ALPHA ASSURANCES I.A.R.D.
     and Treasurer                               MUTUELLE
                                              CLAUDE BEBEAR, as AXA Voting
                                                 Trustee
                                              PATRICE GARNIER, as AXA Voting
                                                 Trustee
                                              HENRI DE CLERMONT-TONNERRE, as
                                                 AXA Voting Trustee

                                              Signed on behalf of each of
                                                 the above



                                              By:  /s/ Richard V. Silver
                                                   -----------------------------
                                                   Richard V. Silver
                                                   Attorney-in-fact